As filed with the Securities and Exchange Commission on December 20, 2018

Registration No. 333-219729

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT NO. 333-219729

 UNDER
THE SECURITIES ACT OF 1933

Cigna Holding Company

(formerly known as Cigna Corporation)
(Exact name of registrant as specified in its charter)

Delaware	001-08323	06-1059331
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

900 Cottage Grove Road
Bloomfield, Connecticut 06002
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nicole S. Jones
Executive Vice President and General Counsel
Cigna Holding Company
900 Cottage Grove Road
Bloomfield, Connecticut 06002
(860) 226-6000
(215) 761-2824 (facsimile)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
David E. Shapiro, Esq.
Jenna E. Levine, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Telephone: (212) 403-1000

Approximate date of commencement of proposed sale to the public:  Not applicable. Removal from registration of securities that were not sold pursuant to this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”), filed by Cigna Holding Company (formerly known as Cigna Corporation), a Delaware corporation (“Cigna” or the “Company”), relates to the Registration Statement on Form S-3 (No. 333-219729) (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission by Cigna, registering an indeterminate amount of debt securities, common stock, preferred stock, warrants, purchase contracts and units of Cigna (the “Securities”).

On December 20, 2018, pursuant to the Agreement and Plan of Merger, dated as of March 8, 2018, as amended by Amendment No. 1, dated as of June 27, 2018 (the “Merger Agreement”), by and among Cigna, Express Scripts Holding Company, a Delaware corporation (“Express Scripts”), Halfmoon Parent, Inc. (now known as Cigna Corporation), a Delaware corporation and a direct wholly owned subsidiary of Cigna prior to the Merger (as defined below) (“New Cigna”), Halfmoon I, Inc., a Delaware corporation and a direct wholly owned subsidiary of New Cigna prior to the Merger (“Merger Sub 1”), and Halfmoon II, Inc., a Delaware corporation and a direct wholly owned subsidiary of New Cigna prior to the Merger (“Merger Sub 2”), (a) Merger Sub 1 merged with and into Cigna (the “Cigna Merger”), with Cigna surviving the Cigna Merger as a direct wholly owned subsidiary of New Cigna, and (b) Merger Sub 2 merged with and into Express Scripts (the “Express Scripts Merger” and, together with the Cigna Merger, the “Merger”), with Express Scripts surviving the Express Scripts Merger as a direct wholly owned subsidiary of New Cigna.  Upon the consummation of the Merger, Cigna and Express Scripts became direct wholly owned subsidiaries of New Cigna.  As a result of the transactions contemplated by the Merger Agreement, New Cigna became a publicly traded corporation, and former Cigna stockholders and former Express Scripts stockholders received common stock of New Cigna.  In connection therewith, Cigna has terminated all offerings of the Securities pursuant to the Registration Statement.

In accordance with an undertaking made by Cigna in the Registration Statement to remove from registration, by means of a post-effective amendment, any Securities which remain unsold at the termination of the offering, Cigna hereby deregisters and removes from registration all Securities reserved for issuance and registered under the Registration Statement that remain unsold as of the date hereof.  The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Company certifies that it has reasonable grounds to believe that all of the requirements for filing on Form S-3 are met and it has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bloomfield, State of Connecticut, on December 20, 2018.  No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.

Cigna Holding Company

By:	/s/ Eric P. Palmer
Eric P. Palmer
Executive Vice President and Chief Financial Officer